As filed with the Securities and Exchange Commission on May 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The ONE Group Hospitality, Inc.

(Exact name of registrant as specified in its charter)

Delaware	14-1961545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1624 Market Street, Suite 311 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

THE ONE GROUP HOSPITALITY, INC.

2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

Emanuel Hilario

President and Chief Executive Officer

The ONE Group Hospitality, Inc.

1624 Market Street, Suite 311

Denver, Colorado 80202

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (646) 624-2400

Copy to:

Steven H. Hull

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by The ONE Group Hospitality, Inc., a Delaware corporation (the “Company”) to register an additional 2,500,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable under the Company’s 2019 Equity Incentive Plan (as amended as of June 4, 2019, May 18, 2022 and May 19, 2026, the “Plan”). An amendment to increase the number of shares of Common Stock available to be awarded under the Plan by 2,500,000 was described in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on April 9, 2026, and was approved by the Company’s shareholders on May 19, 2026.

The Company previously filed (i) a Registration Statement on Form S-8 on June 27, 2022 (File No. 333-265861) relating to the Plan (the “2022 Registration Statement”), (ii) a Registration Statement on Form S-8 on June 20, 2019 (File No. 333-232231) relating to the Plan (the “2019 Registration Statement”) and (iii) a Registration Statement on Form S-8 on January 6, 2014 (File No. 333-193207) relating to the Plan (the “2014 Registration Statement” and together with the 2019 Registration Statement and the 2022 Registration Statement, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise indicated, are hereby incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025 filed on March 19, 2026;

(b)	The Company’s Quarterly Report on Form 10-Q filed for the quarter ended March 29, 2026 filed on May 6, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 12, 2026, March 19, 2026 and May 19, 2026 (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K); and

(d)	The description of the Common Stock of the Company contained in Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025 filed on March 19, 2026.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL further provides that a corporation may indemnify any person serving who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the DGCL. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL and the Bylaws of the Company empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Section 145.

Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Bylaws of the Company (the “Bylaws”) provide that the Company, to the fullest extent permitted by applicable law, shall indemnify each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such person in connection with such proceeding. . To the fullest extent not prohibited by applicable law, the Company shall pay the expenses (including attorneys’ fees) incurred by an officer or director in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Company as authorized by the Certificate of Incorporation, the Bylaws or otherwise. Except for proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a director or officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Company’s Board of Directors.

Insurance Policy. The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law or under provisions of the Certificate of Incorporation, Bylaws or agreements effective under such laws.

The foregoing summaries are subject to the complete text of the referenced sections of the DGCL, the Certificate of Incorporation and the Bylaws and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1*	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Form 8-K filed on June 5, 2014).

4.2*	Amended and Restated Bylaws of the Company (Incorporated by reference to Form 8-K filed on October 25, 2011).

4.3*	The One Group Hospitality, Inc. 2019 Equity Incentive Plan (as amended as of June 4, 2019, May 18, 2022 and May 19, 2026) (Incorporated by reference to Appendix A to the Proxy Statement filed on April 9, 2026).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

*Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 20, 2026.

THE ONE GROUP HOSPITALITY, INC.

By:	/s/ Emanuel Hilario
Name: Emanuel Hilario
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of The ONE Group Hospitality, Inc., a Delaware corporation, hereby severally constitute and appoint Emanuel Hilario, Nicole Thaung, and Christi Hing, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 20, 2026.

Signature	Title

/s/ Emanuel Hilario	President and Chief Executive Officer and Director
Emanuel Hilario	(Principal Executive Officer and Director)

/s/ Nicole Thaung	Chief Financial Officer
Nicole Thaung	(Principal Financial Officer)

/s/ Christi Hing	Chief Accounting Officer
Christi Hing	(Principal Accounting Officer)

/s/ Jonathan Segal	Executive Chairman, Director
Jonathan Segal

/s/ Dimitrios Angelis	Director
Dimitrios Angelis

/s/ Eugene Bullis	Director
Eugene Bullis

/s/ James Chambers	Director
James Chambers

/s/ Susan Lintonsmith	Director
Susan Lintonsmith

/s/ Haydee Olinger	Director
Haydee Olinger

/s/ Scott Ross	Director
Scott Ross

/s/ Michael Serruya	Director
Michael Serruya